Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM
S-8
(Form Type)
UMB FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed maximum offering price per share	Maximum aggregate offering price	Fee Rate	Amount of registration fee

Equity	Common Stock, par value $1.00 per share	Rule 457(c) and 457(h)	1,850,000 (2)	$125.08 (3)	$231,398,000.00	0.00015310	$35,427.03

Total Offering Amount					$231,398,000.00		$35,427.03

Total Fee Offsets							$—

Net Fee Due							$35,427.03

(1)
Pursuant to Rule 416(a) promulgat
ed
under the Securities Act of 1933, as
a
mended (the “
Securities Act
”), this registration statement shall
be
deemed to cover any additional shares of Registrant’s common stock, $1.00 par value per share (“
Common Shares
”), that become issuable under the UMB Financial Corporation Omnibus Incentive Compensation Plan, as amended (the “
Plan
”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Shares.

(2)	Represents 1,850,000 additional Common Shares that are reserved for issuance under the Plan.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act on the basis of $125.08 per share, the average of the high and low prices of the Registrant’s common stock on December 3, 2024, as reported on the NASDAQ Global Select Market.